Exhibit 23.2

[LETTERHEAD OF KPMG]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 16, 2005, except for note 13 which is as of September 23, 2005, and note 4 which is as of June 30, 2006, with respect to the consolidated balance sheet of SmarTire Systems Inc. as of July 31, 2005, and the related consolidated statements of operations, stockholders’ equity (capital deficit) and comprehensive loss, and cash flows for the years ended July 31, 2005, and July 31, 2004, included in this registration statement and prospectus on Form SB-2/A, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated September 16, 2005, except for note 13 which is as of September 23, 2005, and note 4 which is as of June 30, 2006 includes additional comments for U.S. readers on Canada - U.S. reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/KPMG LLP

Chartered Accountants

Vancouver, Canada
February 16, 2007